Exhibit 99.1

Pyramid Breweries Inc. Reports Strong Sales Growth, Gross Margin Increase
                          and Improved EBITDA

    SEATTLE--(BUSINESS WIRE)--May 4, 2006--Pyramid Breweries Inc. ("Pyramid" or the "Company") (Nasdaq:PMID), today announced results for the first quarter of 2006. Gross sales revenue for the quarter ended March 31, 2006 was $11.5 million, representing overall growth of 10%, or $1.0 million, as compared to the first quarter a year ago. This growth was driven primarily by increased shipment volume of 32% in the core Pyramid Brand Family and contributed to the 65% increase, or $976,000, in gross margin to $2.5 million. Favorable pricing, combined with a decrease in per barrel costs related to consolidating production operations, also contributed to the gross margin increase. Additionally, gross margin as a percentage of sales increased to 23% in the quarter ended March 31, 2006 from 15% in the same period in 2005. Net loss for the quarter improved 55% to $505,000, or ($0.06) per share, compared to a $1.1 million loss or ($0.13) per share a year ago. Company EBITDA for the quarter improved 183% to $255,000 from a loss of $307,000 last year.
    "The entire brewing industry performed exceptionally well during the first quarter, with the craft beer category continuing to flourish," said John Lennon, the Company's Chief Executive Officer. "Benefiting from this trend and our renewed focus in sales and marketing resources, the Pyramid Brand is successfully driving sales volume and revenue growth. In particular, we are seeing improving results emerge from our expansion in the Southwestern states," Lennon noted. "All measures of beverage division sales performance were favorable, in part due to new draught accounts and improvements in same store sales."
    Beverage segment gross sales of $8.2 million represented an increase of 15%, or $1.0 million, compared to the same period in 2005, driven by an 8% increase in shipments to 51,000 barrels for the quarter. This increase in shipment volume is primarily attributable to the increase in Pyramid Brand Family shipments and more specifically to the increased market acceptance of the Hefeweizen style. As sales volumes for the Pyramid Family have increased, production and selling efficiencies have improved operating margins in the beverage segment.
    The strength of the Pyramid brand was offset somewhat by declines in other brands. Thomas Kemper Soda and MacTarnahan's Brand ("Mac's") shipment volumes were down 17% and 26%, respectively, compared to the same period in 2005. The decrease in soda volumes is largely attributed to timing of orders from large retail customers. The Mac's Brand shipment decrease is primarily the result of intense competition in the brand's primary Oregon market coupled with a reduction in the Mac's Brand product portfolio since the first quarter of 2005.
    The Company noted favorable trends exhibited in the on-premise environment, where same store draught sales have improved in all major markets. "Investment in sales resources has spurred an up-tick in new draught accounts, which serve as an incubator for new consumers," Lennon stated. The Company's on-premise success has translated into off-premise volume growth as demonstrated by the continued double-digit growth for the Pyramid Brand Family throughout the Western U.S. during the first quarter of 2006. This is based upon recent market research data from Information Resources Inc. ("IRI") Reports, (IRI is a leading provider of enterprise market information.) Sales volume and market share for the Pyramid Brand Family are up in nine out of the ten IRI markets tracked by the Company.
    Alehouse segment sales remained flat at $3.4 million for the quarter as compared to the same quarter a year ago. This was primarily due to flat sales in the Company's Seattle and Sacramento locations with single digit sales growth increases in the Berkeley and Walnut Creek locations offset by sales declines in the Portland MacTarnahan's Taproom. The alehouse segment operating loss in the first quarter improved 52% to a loss of $29,000 as compared to a loss of $60,000 in 2005.
    "In the alehouse segment," Lennon stated, "close control of costs has resulted in improving operating performance and EBITDA, despite flat revenues. Our California Alehouses were affected by unusually rainy weather, during the first quarter of 2006, which virtually shut down our popular patio dining operations at all three California locations. The MacTarnahan's Taproom in Portland is performing below prior year's levels placing significant pressure on total alehouse division delivery."
    In assessing the Company's position, Lennon noted, "The true test will come during the second quarter, where we will be cycling sales volumes against the comparable period in 2005 which inaugurated operating efficiency improvements and significant sales volume and revenue growth."

    Financial Position and Operating results for the quarter ended March 31, 2006 included:

    -- Net sales: Net sales for the quarter increased by $956,000, or 10%, to $10.9 million as compared to $9.9 million in the first quarter of 2005.

    -- Volume: Shipments of beer increased 15% to 42,700 barrels for the first quarter 2006 compared to the same quarter in the prior year, and shipments of Thomas Kemper brand soda decreased 17% to 7,900 barrels. The beer shipments increase was comprised primarily of increases in the Pyramid Brand Family of 32% to 35,400 barrels offset by decreases in Mac's of 26% to 3,500 barrels and in the Allied Brands of 22% to 1,700 barrels. The elimination of brands contributed to a total decrease in beer shipments of over 3,500 barrels compared to the first quarter of 2005.

    -- Beverage division net sales: Net sales for the beverage division increased 15% to $7.5 million for the first quarter of 2006 over the same period in 2005, primarily driven by increases in Pyramid Brand Family sales volume and a small increase in pricing to offset increasing energy and transportation costs.

    -- Gross margins: Gross margin for the first quarter of $2.5 million was up $974,000, or 65%, versus the same period a year ago driven by increasing sales volumes, more favorable pricing and improvements in per barrel costs in the beverage division.

    -- Net loss: Net loss for the quarter improved 55% to $505,000, compared to $1.1 million loss a year ago. Contributing to the net loss was an increase in general and administrative expenses of $456,000 to $1.2 million due primarily to legal fees associated with the Portland Brewing Company contract brewing and Portland Taproom management arrangements, as well as increased consultancy costs.

    -- Cash and cash equivalents and accounts receivable: Cash and cash equivalents and account receivable totaled $2.6 million as of March 31, 2006, a decrease of $650,000 from December 31, 2005.

    As previously reported in a Securities and Exchange Commission ("SEC") Form 8-K filed on February 17, 2006 (the "Form 8-K"), the TTB, which adopts and administers federal excise tax rules, is currently auditing the Company's federal excise tax returns and related operations for the period of May 1, 2003 to November 30, 2005. As the TTB audit has not concluded, the Company is unable at this time to predict an outcome. For further information, readers are encouraged to review the Form 8-K, which is available on the SEC's EDGAR database at www.sec.gov.
    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, produced mainly under the Pyramid, MacTarnahan's and Thomas Kemper brand names. The independent company owns two alehouse restaurants adjacent to its full-production breweries under the Pyramid Alehouse and MacTarnahan Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

    Forward-Looking Statements

    This release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results.
    Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

    -- increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours

    -- reductions in distribution options through our independent distributors

    -- increased competition from national restaurant chains with greater financial resources and greater economies of scale

    -- inability of the Company to achieve anticipated cost reductions

    -- changes in and compliance with governmental policies and regulations with respect to our product, including the adoption by the TTB of more restrictive application of the excise tax rules, which it recently announced would take effect beginning September 2006

    -- an unfavorable outcome of the TTB's audit of the Company's federal excise tax returns and related operations for the period of May 1, 2003 to November 30, 2005

    -- competitive pressures that cause decreases in the selling prices of our products

    -- declines in our operating margins due to the impact of increasing fuel costs and other factors

    -- acquisitions that may adversely affect our financial condition, and

    -- the failure of third-party brewers with which we contract or us to perform under our agreements.

    More information regarding factors which could impact future results is included in our Annual Report on Form 10-K for the year-ended December 31, 2005 filed on March 31, 2006 and our Current Report on Form 8-K filed February 17, 2006. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.
    This press release contains the non-GAAP (Generally Accepted Accounting Principles) financial measure, EBITDA, but it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. Pyramid defines EBITDA as earnings before interest, taxes, depreciation, amortization and amortization of stock-based compensation expense. This calculation may differ from other similarly titled measures used by other companies. Management believes that this information is useful to investors, given the capital intensive nature of the business. However, it is not a substitute for liquidity or operating measures calculated in accordance with GAAP. For a reconciliation of this non-GAAP financial measure to its most comparable measure calculated in accordance with GAAP, see the attached Reconciliation of Non-GAAP Financial Measures.


                        Pyramid Breweries Inc.
                        Selected Operating Data
                              (unaudited)
             (dollars in thousands except per share data)

                                    Three months ended March 31,
                                -------------------------------------
                                            % of                % of
                                             Net                 Net
                                   2006     Sales      2005     Sales
                                 ---------- ------  ---------- -------
Gross sales.....................$   11,507         $   10,457
  Less excise taxes.............       651                557
                                 ----------         ----------
Net sales.......................    10,856  100.0%      9,900   100.0%
Cost of sales...................     8,376   77.2%      8,396    84.8%
                                 ---------- ------  ---------- -------
  Gross margin..................     2,480   22.8%      1,504    15.2%
Selling, general and
 administrative expenses........     2,930   27.0%      2,569    25.9%
                                 ---------- ------  ---------- -------
Operating loss..................      (450) (4.2%)     (1,065) (10.7%)
Other expense, net..............       (51) (0.5%)        (64)  (0.7%)
                                 ---------- ------  ---------- -------
Loss before income taxes........      (501) (4.7%)     (1,129) (11.4%)
Income taxes....................        (4)     -          (2)      -
                                 ---------- ------  ---------- -------
Net loss........................$     (505) (4.7%) $   (1,131) (11.4%)
                                 ========== ======  ========== =======

Basic and diluted net loss per
 share..........................    ($0.06)            ($0.13)
Weighted average basic and
 diluted shares outstanding..... 8,880,000          8,782,000

Barrels shipped:
Beer............................    42,700             37,000
Soda............................     7,900              9,700
                                 ----------         ----------
Total...........................    50,600             46,700
                                 ==========         ==========


                        Pyramid Breweries Inc.
                      Selected Balance Sheet Data
                              (unaudited)
                        (dollars in thousands)

                                             March 31,   December 31,
                                                2006          2005
                                              ----------    ----------
                   ASSETS
Current Assets:
   Cash and cash equivalents....             $      124    $      416
   Other current assets.........                  5,501         5,395
Fixed assets, net...............                 27,125        26,666
Other non-current assets........                  1,544         1,426
                                              ----------    ----------
   Total assets.................             $   34,294    $   33,903
                                              ==========    ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.............             $    6,809    $    6,783
Long-term debt..................                  8,522         7,671
Non-current liabilities.........                    519           538

Total stockholders' equity......                 18,444        18,911


   Total liabilities and                      ----------    ----------
    stockholders' equity........             $   34,294    $   33,903
                                              ==========    ==========


                        Pyramid Breweries Inc.
                        Selected Cash Flow Data
                              (unaudited)
                        (dollars in thousands)

                                                       Three months
                                                      ended March 31,
                                                     -----------------
                                                       2006     2005
                                                      -------  -------
Net loss.............................................$  (505) $(1,131)
 Depreciation and amortization.......................    614      673
 Stock compensation..................................     30       16
 Deferred rent.......................................    (19)     (17)
 Changes in operating assets and liabilities.........   (219)    (185)
                                                      -------  -------
 Net cash used in operating activities...............    (99)    (644)
 Net cash used in investing activities............... (1,053)    (288)
 Net cash provided by financing activities...........    860      932
                                                      -------  -------
Decrease in cash and cash equivalents................   (292)       -
Cash and cash equivalents at beginning of period.....    416        -
                                                      -------  -------
Cash and cash equivalents at end of period...........$   124  $     -
                                                      =======  =======


                        Pyramid Breweries Inc.
            Reconciliation for Non-GAAP Financial Measures
                              (unaudited)
             (dollars in thousands except per share data)

1. Reconciliation of net loss to consolidated EBITDA:
                                                    Three months ended
                                                         March 31,
                                                    ------------------
                                                       2006     2005
                                                      -------  -------
Net loss.............................................$  (505) $(1,131)
Interest expense.....................................    119      133
Income taxes.........................................      4        2
Depreciation and amortization........................    614      673
Amortized stock-based compensation expense...........     23       16
                                                      -------  -------
EBITDA...............................................$   255  $  (307)
                                                      =======  =======

    CONTACT: Pyramid Breweries Inc.
             Jason Rees, 206-682-8322